                                                                                                EXHIBIT 10.5

DESCRIPTION OF ANNUAL INCENTIVE ARRANGEMENTS
FOR SECTOR PRESIDENTS OF
INGERSOLL-RAND COMPANY LIMITED

            There is no formal document setting forth these arrangements.  However, the Compensation Committee of the Board of Directors will approve bonus arrangements for the Sector Presidents for 2003 which will be dependent upon the performance of the Sector Presidents' respective sectors in two categories; a set of financial objectives based on Sales, Operating Income, Cash Flow and Return on invested capital, and a set of individual objectives, which are based on improved organizational effectiveness, for both their respected sector and the enterprise.  Discretionary bonuses may be paid in the event that goals are not met.